Exhibit 10 (d)(d)(d)

         PG&E Energy Trading-Gas Corporation is not the same company as
              Pacific Gas and Electric Company, the utility, PG&E
             Energy Trading-Gas Corporation is not regulated by the
                  California Public Utilities Commission, and
                 you do not have to buy PG&E Energy Trading-Gas
                 Corporation's products in order to continue to
              receive quality regulated services from the utility.




                       MASTER FIRM PURCHASE/SALE AGREEMENT




                                     between



                       PG&E ENERGY TRADING-GAS CORPORATION



                                       and



                               ROANOKE GAS COMPANY




                                      dated




                                  March 1, 1999

                       PG&E ENERGY TRADING-GAS CORPORATION
                       MASTER FIRM PURCHASE/SALE AGREEMENT
                                       II

PG&E ENERGY TRADING-GAS CORPORATION, a California corporation ("Company"), and ROANOKE GAS COMPANY, a Virginia Corporation ('Customer), referred to collectively as the "Parties," enter into this Master Firm Purchase/Sale Agreement (together with all Transactions, collectively, this "Agreement") effective as of the 1st day of March, 1999 (the"Effective Date"). The PG&E Energy Trading-Gas Corporation General Provisions set forth in Appendix "1" shall apply to this Agreement.


ARTICLE 1. TERM This Agreement shall govern all Transactions for the firm purchase or sale of gas and be in effect for a term of one year from the Effective Date. It shall then continue in effect from Month to Month, unless terminated by either Party upon 30 Days prior written notice to the other Party; provided, this Agreement shall continue to apply to all Transactions then in effect until all Transactions are completed. Termination of this Agreement in all instances shall be subject to Section 8.4.


ARTICLE 2. SCOPE OF AGREEMENT 2.1. Scope of Agreement. Company and Customer from time to time during the term hereof may, but are not obligated to, enter into Transactions for the firm purchase and sale of Gas to which this Agreement shall apply. Each Transaction shall be effectuated and evidenced as set forth in this
Article 2 and shall constitute a part of this Agreement and all Transactions, together with this Agreement, shall constitute a single integrated agreement. It is acknowledged that the Parties are relying upon the fact that all Transactions, together with this Agreement, will form a single integrated agreement and that the Parties would not otherwise enter into any Transactions. Each Transaction shall be construed as one with this Agreement and any discrepancy between this Agreement and a Transaction shall be resolved in favor of the Transaction. Each Transaction shall provide whether the Transaction is based upon DCQ quantity obligations or MinMQ or MinDQ and MaxDQ quantity obligations, in which case the applicable alternative definitions and provisions set forth in this Agreement shall apply.

2.2. Transaction Procedures. It is the intent of the Parties to facilitate Transactions in accordance with the agreed procedures in this Article 2 and assure that such Transactions are valid and enforceable as a result of the use of these procedures for the mutual benefit of the Parties. Any Transaction may be formed and effectuated (i) by a written paper-based Transaction Agreement in the form of a Confirmation as set out on Exhibit B-1 executed by the Parties (including by facsimile and/or counterparts) or (ii) in a recorded telephone conversation between the Parties occurring on any Business Day during the Pricing Hours whereby an offer and acceptance shall constitute the agreement of the Parties to a Transaction as evidenced by the Transaction Tape; provided, each Party may stipulate by prior notice to the other Party that any particular contemplated Transaction may be effectuated and formed only by means of procedure (i) above. The Parties shall be legally bound by each Transaction from the time they agree to its terms in accordance with this Article 2 and acknowledge that each Party will rely thereon in doing business related to the Transaction. The Transaction Tape is adopted by the Parties as a means by which a Transaction is reduced to tangible form, and the Parties to a Transaction are identified and authenticate a Transaction. Any Transaction formed and effectuated pursuant to the foregoing shall be considered to be a "writing" or in "writing" and to have been"'signed" and any Transaction Tape shall be considered to constitute an "original" document evidencing the Transaction. Each Party consents to and has obtained any necessary consent of its employees to the recording of its employees' telephone conversations without any further notice.

2.3. Equipment and Transaction Tape. Company shall at its expense maintain equipment necessary to regularly record Transactions on Transaction Tapes and retain Transaction Tapes in such manner as to protect its business records from improper access; provided, Company shall not be liable for any malfunction of equipment or the operation thereof in respect of any Transaction WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. No Transaction shall be vitiated should a malfunction occur in equipment regularly utilized for recording Transactions or retaining Transaction Tapes or the operation thereof, and in such event, the Transaction shall be evidenced by the written and computer records of the Parties concerning the Transaction made contemporaneously with the telephone conversation.

2.4 Confirmations. In addition to, but not in lieu of, the foregoing, the Parties agree that Company may confirm a recorded telephonic Transaction by forwarding to Customer a facsimile Confirmation in the form set out on Exhibit B and that a reasonable time for the receipt by Customer of a Confirmation is within 24 hours of the Transaction formation. Company does hereby adopt its letterhead, including its address, as its signature on any Confirmation as the identification of Company and authentication by Company of the Confirmation, and such letterhead shall be sufficient to verify that Company originated the Confirmation. The Parties agree that any objections to the contents of the Confirmation shall be made in writing on or before the Confirm Deadline for all purposes hereunder and at law. Upon issuance of a Confirmation and the passage of the Confirm Deadline, if no objection to the Confirmation has been then received, the Confirmation shall be conclusive evidence of the Transaction made the subject matter thereof and the final expression of all of its terms.

2.5 Enforcement of Transactions. The Parties agree not to contest or assert a defense to the validity or enforceability of telephonic Transactions entered into in accordance with this Agreement under laws relating to (i) whether certain agreements are to be in writing or signed by the Party to be thereby bound or (ii) the authority of any employee of the Party if the employee name is stated in the Transaction Tape.


ARTICLE 3. QUANTITY OBLIGATIONS 3.1. Seller's Sales Obligation. Seller shall Schedule, or cause to be Scheduled, at the Delivery Point(s) on a firm basis each Gas Day a quantity of Gas equal to the quantity properly requested by Buyer up to the DCQ or MaxDQ, if applicable ("Buyer's Requested Quantity"). Unless otherwise agreed nothing in this Agreement, and in particular this Article 3, shall require or permit either Party to Schedule Gas at a point other than a Delivery Point or in excess of the DCO, Maximum Daily Delivery Point Quantity or MaxDQ, as applicable.

3.2 Seller's Failure to Schedule. If on any Gas Day Seller fails to Schedule Buyer's Requested Quantity, then such occurrence shall constitute a "Seller's Deficiency Default" and "Seller's Deficiency Quantity" shall be the numerical difference between Buyer's Requested Quantity and the amount of Gas Scheduled for such Gas Day. In the event of a Sellers Deficiency Default, Seller shall pay Buyer the sum of the following: (i) an amount equal to the product of the Seller's Deficiency Quantity multiplied by the Replacement Price Differential, plus (ii) liquidated damages equal to $0.15 per MMBtu multiplied by Sellers Deficiency Quantity to cover Buyer's administrative and operational costs. During any Month in which Settees nonperformance continues for a period of five consecutive Gas Days Buyer may elect upon notice to Seller, without liability, not to recommence Scheduling Gas hereunder for the remainder of such Month, but for no longer period. Subject to offset pursuant to Section 3.5, payment to Buyer shall be made on the later of the 25th Day of the Month or ten days after Seller receives Buyers statement for same.

3.3. Buyers Purchase Obligation. Buyer shall Schedule, or cause to be Scheduled, at the Delivery Point(s) on a firm basis each Gas Day a quantity of Gas equal to the DCQ; provided, (I) if the MinMQ is applicable to a Transaction, Buyer shall Schedule, or cause to be Scheduled, at the Delivery Point(s) on a firm basis each Month a minimum quantity of Gas equal to the MinMO and (ii) if the MinDQ is applicable to a Transaction, Buyer shall

Schedule, or cause to be Scheduled, at the Delivery Point(s) on a firm basis each Day a minimum quantity of Gas equal to the MinDQ.

3.4. Buyer's Failure to Schedule. If on any Gas Day Buyer fails to Schedule the DCQ or MinDQ, if applicable, then such occurrence shall constitute a "Buyer's Deficiency Default" and "Buyer's Deficiency Quantity" shall be the numerical difference between the DCQ or MinDQ, if applicable, and the quantity of Gas Scheduled for such Gas Day; provided, if the MinMQ is applicable to a Transaction, (i) the Buyer's Deficiency Default shall occur if Buyer fails to Schedule the MinMQ for any Month and (ii) the Buyer's Deficiency Quantity shall be the numerical difference between the MinMQ and the quantity of Gas Scheduled for such Month. In the event of a Buyer's Deficiency Default, Buyer shall pay Seller the sum of the following: (i) an amount equal to the product of Buyers Deficiency Quantity multiplied by the Replacement Price Differential, plus (ii) liquidated damages equal to $0.15 per MMBtu multiplied by Buyer's Deficiency Quantity to cover Settees administrative and operational costs. With respect to DCQ and MinDQ obligations, during any Month in which Buyers nonperformance continues for a period of five consecutive Gas Days Seller may elect upon notice to Buyer, without liability, not to recommence Scheduling Gas for the remainder of such Month, but for no longer period. Subject to offset pursuant to Section 3.5, payment to Seller shall be made in accordance with the Financial Matters provisions set forth in Appendix "l."

3.5. Netting. In the event that Buyer and Seller are each required under this Agreement to pay an amount in the same Month hereunder, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed.


ARTICLE 4. DEFAULTS AND REMEDIES 4.1.Early Termination. If a Triggering Event (defined in Section 4.2) occurs with respect to either Party at any time during the term of this Agreement, the other Party (the "Notifying Party") may (i) upon two Business Days written notice to the first Party, which notice shall be given no later than 60 Days after the discovery of the occurrence of the Triggering Event, establish a date on which any or all Transactions selected by it and this Agreement in respect thereof will terminate ("Early Termination Date") except as provided in Section 8.4, and (ii) withhold any payments due in respect of such Transactions; provided, upon the occurrence of any Triggering Event listed in item (iv) of Section 4.2 as it may apply to any party, all Transactions and this Agreement in respect thereof shall automatically terminate, without notice, as if an Early Termination Date had been immediately declared except as provided in
Section 8.4. If an Early Termination Date occurs, the Notifying Party shall in good faith calculate its damages, including its associated costs and attorneys' fees, resulting from the termination of the terminated Transactions (the "Termination Payment."). The Termination Payment will be determined by (I) comparing the value of (a) the remaining term, quantities and prices under each such Transaction had it not been terminated to (b) the equivalent quantities and relevant market prices for the remaining term either quoted by a bona fide third party offer or which are reasonably expected to be available in the market under a replacement contract for each such Transaction and (ii) ascertaining the associated costs and attorneys' fees. To ascertain the market prices of a replacement contract the Notifying Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in Gas swap contracts and other bona fide third party offers, all adjusted for the length of the remaining term and the basis differential. All terminated Transactions shall be netted against each other and upon the netting of all terminated Transactions, if the calculation of the Termination Payment does not result in damages to the Notifying Party, the Termination Payment shall be zero. The Notifying Party shall give the Affected Party (defined in Section 4.2) written notice of the amount of the Termination Payment, inclusive of a statement showing its determination. The Affected Party shall pay the Termination Payment to the Notifying Party within 10 Days of receipt of such notice. At the time for payment of any amount due under this
Article 4, each Party shall pay to the other Party all additional amounts payable by it pursuant to this Agreement, but all such amounts shall be netted and aggregated with any Termination Payment payable hereunder. If the Affected Party disagrees with the calculation of the Termination Payment, the issue shall be submitted to arbitration pursuant to this Agreement and the resulting Termination Payment shall be due and payable within three Days after the award.

4.2. Triggering Event. shall mean, with respect to a Party (the "Affected Party"): (i) the failure by the Affected Party to make, when due, any payment required under this Agreement ff such failure is not remedied within five Business Days after written notice of such failure is given to the Affected Party; provided, the payment is not the subject of a good faith dispute as described in the Billing and Payment provisions or (ii) any representation or warranty made by the Affected Party in this Agreement shall prove to have been false or misleading in any material respect when made or deemed to be repeated or (iii) the failure by the Affected Party to perform any covenant set forth in this Agreement (other than its obligations to make any payment or obligations which are otherwise specifically covered in this Section 4.2 as a separate Triggering Event), and such failure is not excused by Force Majeure or cured within five Business Days after written notice thereof to the Affected Party or
(iv) the Affected Party shall (a) make an assignment or any general arrangement for the benefit of creditors, (b) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such proceeding remains undismissed for 30 Days, (c) otherwise become bankrupt or insolvent (however evidenced) or (d) be unable to pay its debts as they fall due or (v) Settees unexcused failure to Schedule the Buyer's Requested Quantity requested by Buyer for a cumulative period of 30 or more Gas Days in a 12 Month period in any one Transaction or (vi) Buyer's unexcused failure to Schedule the DCQ or MinDQ for a cumulative period of 30 or more Gas Days in a 12 Month period in any one Transaction, or, if applicable, the MinMQ for a cumulative period of three Months in a 12 Month period in any one Transaction, or (vii) the occurrence of a Material Adverse Change of the Affected Party; provided, such Material Adverse Change shall not be considered if the Affected Party establishes, and maintains throughout the term hereof, a Letter of Credit (naming the Notifying Party as the beneficiary) in an amount equal to the sum of (in each case rounding upwards for any fractional amount to the next $100,000) (a) the Notifying Party's Termination Payment plus (b) if the Notifying Party is Seller, the aggregate of the amounts Seller is entitled to receive under each Transaction for Gas Scheduled during the 60 Day period preceding the Material Adverse Change (the amount of said Letter of Credit to be adjusted quarterly to reflect amounts owing at that point in time) or (viii) the Affected Party fails to establish, maintain, extend or increase a Letter of Credit when required pursuant to this Agreement, or after reasonable notice fails to replace the issuing bank with another bank acceptable to the beneficiary or (ix) with respect to Company, at any time, Company shall have defaulted on its indebtedness to third parties resulting in an acceleration of obligations of Company in excess of $20,000,000 or with respect to Customer, at any time, Customer shall have defaulted on its indebtedness to third parties, resulting in an acceleration of obligations of Customer in excess of $500,000.


4.3 Other Events. In the event Buyer under a Transaction is regulated by a federal, state or local regulatory body, and such body shall disallow all or any portion of any costs incurred or yet to be incurred by Buyer under any provision of this Agreement, such action shall not operate to excuse Buyer from performance of any obligation nor shall such action give rise to any right of Buyer to any refund or retroactive adjustment of the Contract Price provided in any Transaction. Notwithstanding the foregoing, if the Affected Party's activities hereunder become subject to regulation of any kind whatsoever under any law (other than with respect to New Taxes) to a greater or different extent than that existing on the Effective Date and such regulation either (i) renders this Agreement illegal or unenforceable or (ii) materially adversely affects the business of the Affected Party, with respect to its financial position or otherwise, then in the case of (i) above, either Party, and in the case of (ii) above, only the Affected Party, shall at such time have the right to declare an Early Termination Date in accordance with the provisions hereof; provided, notwithstanding the rights of the Parties to declare an Early Termination Date as above stated, the Affected Party shall be liable for payment of the Termination Payment calculated by the non-Affected Party as provided in Section 4.1.

4.4. Offset. Each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses consistent with Section 8.3 (to the extent not expressly herein waived or denied) which such Party has or may be entitled to arising from or out of this Agreement. All outstanding Transactions and the obligations to make payment in connection therewith or under this Agreement may be offset against each other, set off or recouped therefrom.

4.5. Collateral Requirement/General. It is understood and agreed by the Parties that either Party may request a Letter of Credit or other collateral prior to consummating any Transaction hereunder; provided, nothing herein shall obligate any Party to provide such a Letter of Credit or other collateral without having made an agreement so to do in respect of such Transaction.


ARTICLE 5. FORCE MAJEURE This Article 5 is the sole and exclusive excuse of performance permitted under this Agreement and all other excuses at law or in equity are WAIVED to the extent permitted by law. Except with respect to payment obligations, in the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations hereunder, it is agreed that upon such Party's giving notice and full particulars of such Force Majeure to the other Party as soon as reasonably possible (such notice to be confirmed in writing), the obligations of the Party giving such notice, to the extent they are affected by such event, shall be suspended from the inception and during the continuance of the Force Majeure for a period of up to 60 Days in the aggregate during any 12 Month period, but for no longer period. The Party receiving notice of Force Majeure may immediately take such action as it deems necessary at its expense for the entire 60 Day period or any part thereof. The Parties expressly agree that upon the expiration of the 60 Day period Force Majeure shall no longer apply to the obligations hereunder and both Buyer and Seller shall be obligated to perform. The cause of the Force Majeure shall be remedied with all reasonable diligence and dispatch; provided, unless otherwise agreed no provision herein shall require or permit Seller or Buyer to Schedule quantities of Gas (i) in excess of the DCQ, Maximum Daily Delivery Point Quantity or MaxDQ, as applicable, or (ii) at points other than the Delivery Point(s).


ARTICLE 6. TAXES 6.1. Allocation of Taxes. The Contract Price includes, and Seller is liable for and shall pay, cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to the Gas upstream of the Delivery Point(s). In the event Buyer is required to remit such Taxes, the amount thereof shall be deducted from any sums becoming due to Seller hereunder. The Contract Price does not include, and Buyer is liable for and shall pay, cause to be paid, reimburse Seller if Seller has paid or pay to Seller if Seller is required by law to pay to a taxing authority, all Taxes applicable to the Gas downstream of or at the Delivery Point(s), including, but not limited to, any Taxes imposed or collected by a taxing authority with jurisdiction over Buyer and any Taxes imposed on the sale of Gas to Buyer, on Buyer's purchase, possession, transportation, consumption, use, sale or other disposition of Gas, or on any payment by Buyer to Seller.

6.2. New Taxes. A. If (i) a New Tax occurs and (ii) Buyer or Seller would be responsible for such New Tax if it were a Tax under Section 6.1 and (iii) such New Tax is, due to and on the basis of laws, regulations and applicable contracts of Buyer in effect as of the effective date of the New Tax, of the type which Buyer can pass directly through to, or be reimbursed by, another person or entity in the chain of Gas supply, such Buyer shall pay or cause to be paid, or reimburse Seller if Seller has paid, all such New Taxes; provided, if Buyer does not identify its contracts for long-term fixed sourcing in the ordinary course of its business and cannot identify applicable contracts, this Paragraph A shall not apply. B. If (i) a New Tax occurs and (ii) either Buyer or Seller would be responsible for such New Tax if it were a Tax under Section 6.1, and (iii) Paragraph A does not apply, such responsible Buyer or Seller (the "Taxed Party") shall be entitled to declare an Early Termination Date in accordance with the provisions of this Agreement subject to the following conditions; provided, prior to and including the initial Agreement Period (below defined) invoked under this Section 6.2, New Taxes shall be allocated as if they were Taxes as provided in Section 6.1: (a) the Taxed Party must give the non-Taxed Party at least 30 Days prior written notice (the"'Agreement Period") of its intent to declare an Early Termination Date (and which notice shall be given no later than 90 Days after the later of the enactment or effective date of the relevant New Tax), and prior to the proposed Early Termination Date Buyer and Seller shall attempt to reach a mutual agreement as to the sharing of the New Tax, (b) if a mutual sharing agreement is not reached, the non-Taxed Party shall have the right, but not the obligation, upon written notice to the Taxed Party within the Agreement Period, to pay the New Tax for any continuous period it so elects on a Month to Month basis, and in such case the Taxed Party shall not have the right during such continuous period to declare the Early Termination Date on the basis of the New Taxes, (c) should the non-Taxed Party at its election agree to pay the New Tax on a Month to Month basis, then upon 30 Days prior written notice to the Taxed Party of its election to cease payment of such New Tax, the Taxed Party shall then be liable for the payment of the New Tax and the Parties shall again be subject to this Section 6.2 as if the New Tax had an effective date as of the date the non-Taxed Party ceases payment of such New Tax, (d) if a mutual sharing agreement is not reached and the non-Taxed Party does not elect to pay the New Tax for any period of time within the Agreement Period, the Early Termination Date shall take effect and all Transactions must be terminated and be subject to the same Early Termination Date, (e) the Early Termination Date shall be effected as if a Triggering Event had occurred and the Termination Payment calculated as set forth in Section 4.1 shall be payable; provided, both Seller and Buyer pursuant to Section 4.1 shall calculate their respective Termination Payments resulting from the termination of all Transactions as if they each were a Notifying Party; provided further, if the calculation of the Termination Payments results in either the non-Taxed Party's or the Taxed Party's having either a gain or loss (after netting its gains against its losses), the Parties shall share equally such net gain due, or be responsible to pay to the Party having the net loss, one-half of the Termination Payment and (o such Termination Payment shall be payable as provided in Section 4.1 and its calculation shall be subject to arbitration as provided in the PG&E Energy Trading-Gas Corporation General Provisions.

6.3 Documentation Supporting Exemptions or Deductions. If Buyer asserts that an exemption or deduction from Taxes applies, or if Seller requests in writing that Buyer provide documentation in support of the application of an exemption or deduction, Seller shall claim the exemption or deduction only after Buyer has timely provided to Seller all documents required by law in order for the exemption or deduction to apply; provided, however, Seller shall have no duty or obligation: (i) to request such documentation; or (ii) to file a claim for refund for any Taxes paid for any prior period. Seller's failure to request such documentation shall not alter the rights and obligations of the Parties under this Article 6.

6.4 Billing and Payment of Taxes Due Seller. Any Taxes for which Buyer has an obligation to pay Seller pursuant to Article 6 shall be billed and paid in accordance with the Financial Matters provision set forth in Appendix 1.


ARTICLE 7. TITLE, RISK OF LOSS, INDEMNITY AND BALANCING 7.1. Title, Risk of Loss and lndemnity. As between the Parties, Seller shall be deemed to be in exclusive control and possession of Gas Scheduled hereunder and responsible for any damage or injury caused thereby prior to the time the same shall have been delivered to Buyer at the Delivery Point(s). After delivery of Gas to Buyer at the Delivery Point(s), Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby. Title to Gas Scheduled hereunder and risk of loss therefor shall pass from Seller to Buyer at the Delivery Point(s). Seller and Buyer each assumes all liability for and shall indemnify, defend and hold harmless the other Party from any Claims, including injury to and death of persons, arising from any act or incident occurring when title to the Gas is vested in the Indemnifying Party; provided, however, no Party shall have any obligation under this Article 7.1 with regard to Taxes, the entire obligation of any Party regarding Taxes being fully set forth under Article 6. IT IS THE INTENT OF THE PARTIES THAT THIS INDEMNITY AND THE LIABILITY ASSUMED UNDER IT BE WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE; PROVIDED, NEITHER PARTY SHALL BE LIABLE IN RESPECT OF ANY CLAIM TO THE EXTENT SAME RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF THE INDEMNIFIED PARTY.

7.2. Correction of Imbalances, Cashouts and Penalties. Differences between Scheduled quantities and actual quantities delivered and received hereunder ("Imbalances") will be corrected or settled in cash or Gas or by offset as the Parties agree. Additionally, in the event of (i) an Imbalance on Buyer's Transporters system caused by Seller or Sellers Transporter's delivery of less or more than the Scheduled quantity for any Gas Day (in which case Seller shall be the "Responsible Party" - ) or (ii) an Imbalance on Seller's Transporter's system caused by Buyer or Buyer's Transporter's receipt of more or less than the Scheduled quantity for any Gas Day (in which case Buyer shall be the "Responsible Party"), the Responsible Party shall be liable for and reimburse to the other Party any associated Transporter penalties or cashout costs and losses incurred by such other Party. In the event the tariff of either Buyer's or Seller's Transporter provides for cashouts on the basis of the aggregation of all overdeliveries and underdeliveries between such Transporter and Buyer or Seller, respectively (the "Aggregate Transporter Imbalance" ), and the nature of the Imbalance (overdelivery or underdelivery) attributable to the Responsible Party is the same as the Aggregate Transporter Imbalance (overdelivery or underdelivery), the Responsible Party shall participate in the other Party's cashout settlement of the Aggregate Transporter Imbalance on the basis of only the Responsible Party's pro-rata share thereof.


ARTICLE 8. MISCELLANEOUS 8.1. Notices. All notices, including, without limitation, consents, and communications made pursuant to this Agreement shall be made as specified in Exhibit "A." Notices required to be in writing shall be delivered in written form by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day) or such earlier time confirmed by the receiving Party. Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent or such earlier time confirmed by the receiving Party. Any notices given hereunder in respect of the declaration of an Early Termination Date shall be also sent to the address or facsimile number so specified in Exhibit "A." Any Party may change its addresses by providing notice of same in accordance herewith.

8.2. Transfer. This Agreement, including, without limitation, each indemnification, shall inure to and bind the permitted successors and assigns of the Parties; provided, neither Party shall transfer this Agreement without the prior written approval of the other Party which may be withheld entirely at the option of such Party; provided further, either Party may transfer its interest to any parent or affiliate by assignment, merger or otherwise or transfer, sell, pledge encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements without the prior approval of the other Party, but no such transfer shall operate to relieve the transferor Party of its obligations hereunder. Any Party's transfer in violation of this Section 8.2 shall be void.

8.3 Limitation of Remedies, Liability and Damages and Mitigation. THE PARTIES DO HEREBY CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PENALTIES OR CHARGES ASSESSED BY ANY TRANSPORTER OR OTHER ENTITY FOR THE UNAUTHORIZED RECEIPT OF GAS BY THE OTHER PARTY. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE GOODS TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH AND SUBJECT TO SUCH REPRESENTATIONS AND WARRANTIES, ACCEPTS SUCH GOODS 'AS-IS' AND 'WITH ALL FAULTS. SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. EACH PARTY HEREBY WAIVES ALL RIGHTS UNDER, ARISING OUT OF OR ASSOCIATED WITH TEXAS & BUSINESS COMMERCE CODE SECTIONS 17.41 THROUGH 17.63 KNOWN AS THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT TO THE EXTENT ALLOWED BY LAW. The Parties acknowledge the duty to mitigate damages hereunder. In this connection, the Parties recognize that the ability to effectuate arrangements for the sale or purchase of Gas is conditioned upon the volatility of Gas markets, the creditworthiness and reliability of potential customers, the complexity and size of the portfolios of contracts managed by each Party and the need to conduct market business in an orderly manner. Therefore, the Parties agree that (i) three Business Days is a commercially reasonable period to purchase or sell Gas in respect of a Seller's or Buyer's Deficiency Default and (ii) three Business Days after the end of the Month in which the Early Termination Date occurs is a commercially reasonable period after the establishment of an Early Termination Date to determine the Termination Payment; provided, notwithstanding the foregoing, if Gas volumes made the basis of a Seller's or Buyer's Deficiency Default or a Party's determination of the Termination Payment are in excess of 20,000 MMBtu/Gas Day, the Parties recognize that a longer period may ordinarily be required to effectuate cover or determine the Termination Payment in an orderly manner so as not to adversely affect the Gas market. Each Party may utilize its discretion, with commercially reasonable foresight, to adjust the timing and staggering of the


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purchases or sales of Gas volumes in its efforts to mitigate damages. No claim that a Party failed to mitigate damages shall be grounded solely on the basis of counter Gas market movement.

8.4. Winding Up Arrangements. Upon the expiration of the Parties' sale and purchase obligations under this Agreement, any monies, penalties or other charges due and owing Seller shall be paid, any corrections or adjustments to payments previously made shall be determined, and any refunds due Buyer made, within 60 Days. Any Imbalances in receipts or deliveries shall be corrected to zero balance within 60 Days. Notwithstanding the preceding provisions of this
Article 8.4, all indemnity and confidentiality obligations, audit rights, and any rights and obligations with regard to Taxes pursuant to Article 6 shall survive the termination of this Agreement. The Parties' obligations provided in this Agreement shall remain in effect for the purpose of complying herewith.

8.5. Applicable Law. THIS AGREEMENT AND EACH TRANSACTION AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT THIS AGREEMENT AND ALL TRANSACTIONS SHALL BE ACCEPTED AND FORMED IN THE STATE OF TEXAS ACCORDING TO THE PROCEDURES HEREIN SET FORTH.

8.6. Document Record Retention and Evidence. This Agreement, the Exhibits and Appendices hereto, if any, and each Transaction, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. There are no prior or contemporaneous agreements or representations (whether oral or written) affecting the subject matter other than those herein expressed. Other than with respect to Transactions entered into in accordance with the procedures set forth in this Agreement and as otherwise herein expressly stated (the "Transaction Procedures". ), no amendment or modification to this Agreement shall be enforceable, unless reduced to writing and executed by both Parties. The conduct of the Parties in accordance with the Transaction Procedures shall evidence a course of dealing and a course of performance accepted by the Parties in furtherance of this Agreement and all Transactions entered into by the Parties. The provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a permitted successor or assignee of a Party bound to this Agreement. Except as otherwise herein stated, any provision, article or section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement. The headings used for the Articles herein are for convenience and reference purposes only. All Exhibits and Appendices referenced in this Agreement, if any, are incorporated. Any original executed Agreement or Transaction Agreement may be photocopied and stored on computer tapes and disks (the "Imaged Agreement"). The Imaged Agreement, if introduced as evidence on paper, the Confirmation, if introduced as evidence in automated facsimile form, and the Transaction Tape, if introduced as evidence in its original form and as transcribed onto paper, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the Transaction Tape, the Confirmation or the Imaged Agreement (or photocopies of the transcription of the Transaction Tape, the Confirmation or the Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule, the best evidence rule or other rule of evidence.

8.7. Confidentiality. Each Party shall not disclose the terms of any Transaction to a third party (other than the Party's and its affiliates' employees, lenders, counsel, accountants or prospective purchasers of any rights under any Transactions who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure. The provisions of the Agreement other than the terms of any Transaction are not subject to this confidentiality obligation. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided, all monetary damages shall be limited in accordance with Section 8.3.

The Parties have executed this Agreement in multiple counterparts to be construed as one effective as of the Effective Date.


PG&E ENERGY TRADING-GAS CORPORATION


By:   s/M.E. Flinn

Title:  Michael E. Flinn - Exec VP & CEO


ROANOKE GAS COMPANY

By:     s/Roger L. Baumgardner
Title: VP / SEC & Treas.

                                                             APPENDIX "l"
   PG&E ENERGY TRADING-GAS CORPORATION PROVISIONS

* Usage and Definitions All references to Articles and Sections are to those set forth in this Agreement. Reference to any document means such document as amended from time to time and reference to any Party includes any permitted successor or assignee thereof. The following definitions and any terms defined internally in this Agreement shall apply to this Agreement and all notices and communications made pursuant to this Agreement.
          "Btu" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 59 degrees Fahrenheit to 60 degrees Fahrenheit. The term "MMBtu"means one million Btus.
          "Buyer" means the Party to a Transaction who is obligated to purchase Gas during a Period of Delivery.
          "C.T." means Central Time.
          "Claims" means all claims or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matters of the indemnity, and the resulting losses, damages, expenses, attrneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.
          "Conformation" means a written notice confirming the specific terms of a Transaction which may be in any form adequate at law; an example of a Confirmation which may be utilized hereunder is shown in "Exhibit B."
          "Confirm Deadline" means two (2) business days after a Party receives a Confirmation; provided, if the Confirmation is not received during a Business Day it shall be deemed received at the open of the next Business Day.
          "Contract Price" means the price for the purchase or sale of Gas pursuant to a Transaction.
          "Daily Contract Quality" ("DCQ") means the quantity of Gas to be Scheduled each Gas Day pursuant to a Transaction.
          "Day" means a period of 24 consecutive hours, beginning at midnight C.T. on any calendar Day. "Business Day" means a Day on which Federal Reserve member banks in New York City are open for business and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time. "Gas Day" means a period of 24 consecutive hours beginning at the time of the applicable Transporters gas day.
          "Delivery Point(s)" means the agreed point(s) of delivery pursuant to a Transaction.
          "Force Majeure" means an event not anticipated as of the Effective Date, which is not within the reasonable control of the Party, or in the case of third party obligations or facilities, the third party, claiming suspension, and which by the exercise of due diligence such Party, or third party, is unable to overcome or obtain or cause to be obtained a commercially reasonable substitute performance therefor; provided, neither (i) the loss of Buyer's markets nor Buyers inability economically to use or resell Gas purchased hereunder nor (ii) the loss or failure of Seller's Gas supply, including, without limitation, depletion of reserves or other failure of production, nor Seller's ability to sell Gas to a market at a more advantageous price, shall constitute an event of Force Majeure. "Force Majeure" shall include an event of Force Majeure occurring with respect to the facilities or services of Buyer's or Seller's Transporter.
          "GAAP" means generally accepted accounting principles, consistently applied.
          "Gas" means methane and other gaseous hydrocarbons meeting the quality standards and specifications of Buyer's Transporter.
          "Indemnified Party" and "Indemnifying Party" mean the Party receiving and providing an indemnity, respectively.
          "Interest Rate" means, for any date, two percent over the per annum rate of interest announced as the "Prime Rate" from time to time for commercial loans by Citibank, N. A. as established by the administrative body of such bank charged with the responsibility of establishing such rate, as same may change from time to time; provided, the Interest Rate shall never exceed the maximum lawful rate permitted by applicable law.
          "Letter of Credit" means an irrevocable standby letter of credit established by a Party (the 'Account Party') and issued or confirmed in a form and by a commercial bank acceptable to the Party in whose favor it is issued (the "Beneficiary Party").
          "Material Adverse Change" means with respect to the Customer, in the reasonable opinion of the Company, a material change in the creditworthiness, financial condition, or ongoing business of the Customer that may adversely affect the Customers ability to perform hereunder, or (ii) with respect to the Company, in the reasonable opinion of the Customer, a material change in the creditworthiness, financial condition, or ongoing business of the Company that may adversely affect the Company's ability to perform hereunder.
          "MaxDq" means the maximum quantity of Gas that Seller is required to Schedule per Gas Day pursuant to a Transaction, if applicable. "Maximum Daily Delivery Point Quantity" means the maximum quantity of Gas which may be Scheduled per Gas Day at each Delivery Point where there are multiple Delivery Points applicable to a Transaction. "MinDQ" means the minimum quantity of Gas that Buyer is required to Schedule per Gas Day pursuant to a Transaction, if applicable.
          "MinDQ" means for any Month the minimum quantity of Gas per Gas Day that Buyer is obligated to Schedule times the number of Days in the Month pursuant to a Transaction, if applicable.
          "Month" means a period of time beginning at midnight C.T. on the first Day of any calendar Month and ending at midnight C.T. on the first Day of the following calendar Month.
          "New Taxes" means (I) any Taxes enacted and effective after the Effective Date, including, without limitation, that portion of any Taxes or New Taxes that constitutes an increase, or (ii) any law, order, rule or regulation, or interpretation thereof, enacted and effective after the Effective Date resulting in the application of any Taxes to a new or different class of parties.
          "Period of Delivery" means the period from the date Scheduling obligations are to commence to the date same are to terminate under a Transaction.
          "Pipeline" means a company authorized to ship Gas on behalf of itself or others on physical Gas transmission facilities.
          "Pricing Hours" means the hours C.T. from 8:00 a.m. to 5:00 p.m. of each Business Day.
          "Replacement Price Differential" means (i) in the event of a Seller's Deficiency Default, the positive difference, if any, obtained by subtracting the Contract Price from the greater of (a) the cost to Buyer, including incremental transportation costs and other basis adjustments, to replace Sellers Deficiency Quantity for such Gas Day (but excluding penalties or charges for unauthorized receipts of Gas by Buyer) or (b) the Spot Price for the Gas Day in which Seller's Deficiency Default occurred, and (ii) in the event of a Buyer's Deficiency Default, the positive difference, if any, obtained by subtracting the lesser of (a) the price obtained by Seller in an incremental, arms-length sale(s) to a third party of a quantity equal to Buyer's Deficiency Quantity for such Gas Day, less incremental transportation charges to Seller, and including other basis adjustments, or (b) the Spot Price for the Gas Day in which Buyer's Deficiency Default occurred (or if the MinMQ is applicable, the Spot Price for the middle Gas Day of the Month in which Buyers Deficiency Default occurred), from the Contract Price.
          "Scheduling" or "Schedule," when used in reference to Seller, means to make Gas available, or cause Gas to be made available, at the Delivery Point(s) for delivery to or for the account of Buyer, including making all Pipeline nominations, and when used in reference to Buyer, means to cause Buyees Transporter to make available at the Delivery Point(s) transportation capacity sufficient to permit Buyer's Transporter to receive on a firm basis the quantities Seller has available at such Delivery Point(s), including making all Pipeline nominations. Gas shall be deemed to have been Scheduled when confirmed by Transporter. "Seller" means the Party to a Transaction who is obligated to sell Gas during a Period of Delivery.
          "Spot Price"means the price set forth in Gas Daily (Pasha Publications, Inc.), or successor publication, in the column 'Daily Price Survey' under the listing applicable to the geographic location agreed pursuant to a Transaction for the relevant Gas Day. If there is no single price published for that particular Gas Day, but there is published a range of prices under the above column and listing, then the Spot Price shall be the average of such high and low prices. In the event that no price or range of prices is published for that particular Gas Day, then the Spot Price shall be the average of the following: the price (determined as stated above) for each of the first Gas Day immediately preceding and following the Gas Day in which the default occurred for which a Spot Price can be determined.
          "Taxes" means any or all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, Pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, rentals, use, consumption, excise, lease, transaction, and other taxes or New Taxes, franchise fees, governmental charges or fees, licenses, fees, permits and assessments, or increases therein, and any interest or penalties on such taxes, charges, licenses, fees, permits, New Taxes and assessments, other than taxes based on net income or net worth. "Transaction" means an agreement and any amendment or modification thereof made in accordance herewith for the purchase or sale of Gas to be performed hereunder.
          "Transaction Agreement" means a written paper-based agreement executed by the Parties to form and effectuate a Transaction which may be substantially in the form set forth in Exhibit "B-l."
          "Transaction Tape" means the tape recording of a recorded Transaction effectuated in accordance with Article 2.
          "Transporter" means either the Pipeline delivering or receiving Gas at a Delivery Point in a Transaction.

* Representations and Warranties As a material inducement to entering into this Agreement, including each Transaction, each Party, with respect to itself, hereby represents and warrants to the other Party continuing throughout the term of this Agreement as follows: (i) there are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Party under this Agreement, (ii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations under the same and each Transaction, and all regulatory authorizations have been maintained as necessary for it to legally perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, has been duly authorized by all necessary action on its part, and does not and will not violate any provision of law or any rule, regulation, order, writ, judgment, decree or other determination presently in effect applicable to it or its governing documents, (iv) each of this Agreement and each Transaction when entered into constitutes a legal, valid and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending,
(v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it, or to its knowledge threatened against it, (vi) it has assets of $5,000,000 or more according to its most recent financial statements prepared in accordance with GAAP and knowledge and experience in financial matters that enable it to evaluate the merits and risks of this Agreement, and (vii) it is not in a disparate bargaining position with the other Party.

* Operations and Delivery Scheduling Requests. Not later than two Business Days prior to the earlier of Buyer's or Seller's Transporter's nomination deadline for the first Gas Day of each Month during a Period of Delivery, Buyer agrees to provide to Seller facsimile notice of the quantities Buyer requests Seller to Schedule for each Gas Day of such Month. Should Buyer desire to change the requested quantities Scheduled, Buyer shall provide to Seller facsimile notice thereof not later than one Business Day prior to the earlier of Buyer's or Sellers Transporters nomination deadline for the applicable Gas Day. In the event the nomination or Scheduling deadline of a Transporter conflicts with these notification dates, Buyer and Seller agree to modify the notification dates accordingly. Scheduling requests to Seller will be accepted at the telephone number and shall be confirmed by facsimile as set forth in Exhibit "A." Transportation. Seller shall obtain, or cause to be obtained, transportation to the Delivery Point, and Buyer shall obtain, or cause to be obtained, transportation from the Delivery Point. Gas Specifications. Seller represents that all Gas delivered hereunder shall meet or exceed the specifications of Buyer's Transporter. Multiple Delivery Point Utilization. In the event a Transaction shall contain more than one Delivery Point, the Parties shall specify a Maximum Daily Delivery Point Quantity for each Delivery Point. The Delivery Points which shall be utilized for delivery of Gas and the quantities of Gas to be Scheduled for delivery at such Delivery Points shall be determined by Seller in its sole discretion within each applicable Maximum Daily Delivery Point Quantity. Seller shall provide to Buyer a list of Delivery Points and quantities determined by it within a period of time necessary to permit Buyer to make nominations. Operational Flow Orders. Should either Party receive an operational flow order or other order or notice from a Transporter requiring action to be taken in connection with this Agreement or Gas flowing under this Agreement ("O FO"), such Party shall immediately notify the other Party of the OFO and provide the other Party a copy of same by facsimile. The Parties shall take all actions required by the OFO within the time prescribed. Each Party shall indemnify, defend and hold harmless the other Party from any Claims, including, without limitation, all non-compliance penalties and aftorneys' fees, associated with an OFO (i) of which the Indemnifying Party failed to give the Indemnified Party the notice required hereunder or (ii) under which the Indemnifying Party failed to take the action required by the OFO within the time prescribed.

* Financial Matters Billing, Invoice Date, Charges and Payment. By the 10th Day of each calendar Month following the Month in which Gas was Scheduled under a Transaction, Seller shall provide Buyer with a written statement setting forth Gas Scheduled during the preceding Month, and other charges due Seller, including, without limitation, deficiency charges under Article 3, and any Taxes for which Buyer has an obligation to pay Seller pursuant to Article 6. If Seller becomes aware, at a later time, of any Taxes for which Buyer has an obligation to pay Seller pursuant to Article 6, Seller shall render to Buyer a written statement setting forth such Taxes, and Buyer shall render payment of such statement in accordance with this Financial Matters provision. Billing and payment will be based on Scheduled quantities. Within five Business Days of the request of either Party, the other Party shall provide, to the extent it has a legal right of access thereto and/or such statement is then available, a copy of the Transporter's allocation or imbalance statement applicable to Gas sold hereunder for the requested period. The difference, if any, between Scheduled and actual quantities delivered or accepted shall be treated as Imbalances under
Article 7. Buyer shall remit any amounts due on the later of the 25th Day of the Month in which Seller's statement was received or ten days after receipt of Sellers invoice. If the due date for any payment to be made under this Agreement is not a Business Day, the due date for such payment shall be the following Business Day. Payment of all funds shall be made in U. S. currency and as indicated in Exhibit "A" in such manner that funds are immediately available to the payee on the applicable due date. Each Party shall take all actions necessary to effect payments in accordance with the process stated in Exhibit "A." If Buyer or Seller should fail to remit any amounts in full when due hereunder, interest on the unpaid portion shall accrue from the date due at a rate equal to the Interest Rate. Billings, payments and statements shall be made to the accounts or the addresses/facsimiles specified in Exhibit "A."

Suspension of Performance. If either Party fails to make a timely payment and such failure is not remedied within two Business Days after such Party receives written notice of default, the nondefaulting Party, in addition to other remedies, may suspend the Scheduling of Gas until such amount, including interest, is paid; provided, if the defaulting Party, in good faith, shall dispute the amount of any such billing or part thereof and shall pay such amounts as it concedes to be correct, no suspension shall be permitted.

Audit Rights. During the term of this Agreement and for a period of two years from the date of termination of a Transaction, Buyer or Seller or any third party representative thereof shall have the right, upon reasonable notice and at reasonable times, to examine the books and records of the other to the extent reasonably necessary to verify the accuracy of any billing statement, payment demand, charge, payment or computation made under this Agreement. The records of the Parties shall be retained in accordance with Section 8.6 for a like period to facilitate the audit rights of the Parties.

Financial Information. If requested by Customer, Company shall deliver (i) within 120 Days following the end of each fiscal year, a copy of the annual report of PG&E Corporation containing consolidated financial statements for such fiscal year certified by independent certified public accountants and (ii) within 60 Days after the end of each of its first three fiscal quarters of each fiscal year, a copy of the quarterly report of PG&E Corporation containing unaudited consolidated financial statements for such fiscal quarter. If requested by Company, Customer shall deliver (i) within 120 Days following the end of each fiscal year, a copy of its annual report containing consolidated financial statements for such fiscal year certified by independent certified public accountants and (ii) within 60 Days after the end of each of its first three fiscal quarters of each fiscal year, a copy of its quarterly report containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP; provided, should any such statements not be timely due to a delay in preparation or certification, such delay shall not be considered a default so long as such Party diligently pursues the preparation, certification and delivery of the statements.

* Warranty of Title to Gas Seller in any Transaction warrants that title to Gas to be Scheduled by Seller is free from all production burdens, liens and adverse claims and warrants its right to sell the same. Seller agrees to indemnify, defend and hold harmless Buyer against all Claims to or against the title of said Gas. In the event any Claim is asserted to said Gas, Buyer, in addition to other remedies, may suspend its obligation to pay for said Gas up to the amount of such Claim.

* Alternate Price Redetermination If any or all of the indices used to determine the Spot Price or the Contract Price are not available in the future, the Parties agree to promptly negotiate a mutually satisfactory alternate index for the Spot Price or Contract Price (each an "Alternate Price"). If the Parties cannot agree by the end of the first Month for which the Spot Price or Contract Price could not be determined, then Seller and Buyer shall each prepare a prioritized list of up to five alternative published reference postings or prices representative of spot prices for Gas delivered in the same geographic area. Each Party shall submit its list to the other within 10 Days after the end of the first Month for which the price could not be determined. The first listed index appearing in Seller's list that also appears in Buyers list shall constitute the replacement index. If no common indices appear on the lists, each Party shall submit a new list adding two indices within 10 Days. If either Party fails to provide timely a list, such Party's list shall not be considered. From and after the "Renegotiation Date," which shall be the date the Spot Price or Contract Price is no longer available, until the Alternate Price is determined, the Alternate Price shall be the average of the Spot Price(s) or Contract Price(s) in effect during the 12 Months preceding the Month in which the Renegotiation Date occurred, which price shall be effective until the Alternate Price is determined. Upon determination of a new Alternate Price, the Spot Price or Contract Price, as applicable, will be adjusted retroactively to the Renegotiation Date.

* Effect of Waiver or Consent No waiver or consent by either Party, express or implied, of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver or consent of any other default or defaults whether of a like or different nature. Failure by a Party to complain of any act of the other Party or to declare the other Party in default with respect to this Agreement, regardless of how long that failure continues, shall not constitute a waiver by that Party of its rights with respect to that default until the applicable statute of limitations period has run.

* Indemnifications With respect to each indemnification included in this Agreement the indemnity is given to the extent authorized by law and the following provisions shall be considered applicable. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim and the Indemnifying Party shall have the right to assume the investigation and defense thereof, including the employment of counsel, and shall be obligated to pay the related aftorneys' fees; provided, the Indemnified Party shall have the right to employ separate counsel and participate in the defense of any Claim, however, the attorneys' fees of such counsel shall be paid by the Indemnified Party unless the employment of such counsel has been consented to in writing by the Indemnifying Party or the Indemnifying Party has failed to assume the defense and employ counsel in a timely manner, provided further, if the named parties to any Claim include both Parties, and the Indemnified Party shall have been advised by counsel that there may be a legal defense available to it which is different from those available to the Indemnifying Party, the Indemnified Party may elect to employ separate counsel at the expense of the Indemnifying Party, in which case the Indemnifying Party shall pay all attorneys' fees of such counsel and shall not have the right to assume the defense of the Claim on behalf of the Indemnified Party. The Parties shall use reasonable efforts to cooperate in the defense of any Claim. The Indemnifying Party shall not be liable for any settlement of a Claim without its express written consent thereto. The Indemnified Party shall reimburse the Indemnifying Party for payments made or costs incurred in respect of an indemnity with the proceeds of any judgment, insurance, bond, surety or other recovery made with respect to an event covered by the indemnity.

*Arbitration Disputes to be Arbitrated. Any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the Parties created by this Agreement, whether sounding in contract, tort, or otherwise, whether provided by statute or the common law, for damages or any other relief, including, without limitation, all Claims (all of which are referred to herein as "Disputes"), shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration may be initiated by either Party by providing to the other a written notice of arbitration specifying the Disputes to be arbitrated. If a Party refuses to honor its obligations to arbitrate, the other Party may seek to compel arbitration in either federal or state court. The arbitration proceeding shall be conducted in Houston, Texas, or other location mutually agreed upon by the Parties. Within 30 Days of the notice initiating the arbitration procedure, each Party shall designate one arbitrator, who need not be impartial. If a Party fails to designate an arbitrator, the other Party may have an arbitrator appointed by applying to the senior active United States District Judge for the Southern District of Texas. The two arbitrators shall select a third arbitrator. If the two arbitrators chosen by the Parties fail to agree upon the third arbitrator, both or either of the Parties may apply to the senior active United States District Judge for the Southern District of Texas for the appointment of a third arbitrator. The third arbitrator shall take an oath of neutrality.

Arbitration Procedures. The three arbitrators shall make all of their decisions by majority vote. The enforcement of this Agreement to arbitrate, the validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of fraud in the inducement' to enter into this entire Agreement or to enter into this Agreement to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act. In deciding the substance of the parties' Disputes, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement. It is contemplated that although the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the arbitration proceeding will be selfadministered by the Parties; provided, if a Party believes the process will be enhanced if it is administered by the American Arbitration Association, such Party shall have the right to cause the process to become administered by the American Arbitration Association by applying to the American Arbitration Association and, thereafter, the arbitration shall be conducted pursuant to the administration of the American Arbitration Association. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the arbitrators shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings. There shall be no transcript of the hearing. The final hearing shall be conducted within 120 days of the selection of the third arbitrator. The final hearing shall not exceed 10 Business Days, with each Party to be granted onehalf of the allocated time to present its case to the arbitrators. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the Parties.

Arbitration Award. Only damages allowed pursuant to this Agreement may be awarded. IT IS EXPRESSLY AGREED THAT THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW. THE PARTIES HEREBY WAIVE THEIR RIGHT, IF ANY, TO RECOVER TREBLE, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DISPUTE, EITHER IN ARBITRATION OR IN LITIGATION. The arbitrators shall render their final decision within 20 Days of the completion of the final hearing fully resolving all of the Disputes that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing. The arbitrators shall certify in their decision that no part of their award includes any amount for treble, exemplary or punitive damages not allowed hereunder. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

* Authority for Transactions Each Party represents to the other Party that each of its employees has authority to enter into Transactions pursuant to this Agreement on its behalf. Identification and authority of a Party's employee engaging in a recorded telephonic Transaction shall be conclusively established for all purposes by a statement on the Transaction Tape by the employee of the employee's name; provided, failure to state the employee name shall not evidence any lack of authority of the employee to effectuate and form a Transaction.

* Trigger Pricing During the Period of Delivery for a Transaction expressly providing for "Trigger Pricing" in the Confirmation, either Party may request a price other than the original Contract Price, being a Fixed Price, Fixed Basis Price or Floating Basis Price (each below defined) by contacting the other Party during Pricing Hours requesting any such price for a specified quantity of Gas to be Scheduled during selected Months within the Period of Delivery; provided, such request must be made prior to 12:00 CT on the last trading day of the applicable exchange (NYMEX Gas futures contract for the selected Month or KCBT Gas futures contract for the selected month). The terms of this Agreement, including, without limitation, Article 2, shall apply to Trigger Pricing in respect of any Transaction hereunder. A Confirmation may be sent by Company to Customer confirming the Trigger Pricing agreement in accordance with Section
2.4. "Fixed Price" means a fixed dollar amount agreed to by the Parties. "Fixed Basis Price" means a price agreed to by the Parties on the basis of the Gas futures contract for the applicable exchange then trading for the applicable Month, or (unless otherwise indicated in the Confirmation) if no such price is agreed prior to the Trigger Deadline as set out on the Confirmation, the price shall be the last posted price by the applicable exchange for any contract month for Gas futures contracts then trading on the applicable exchange plus a fixed dollar amount basis adjustment agreed to by the Parties. "Floating Basis Price" means a price equal to the sum of a fixed dollar amount agreed to by the Parties plus the difference between the selected reference price for the Delivery Point(s) and the Average Settlement Price for the applicable Month. The price for all Gas for which a Flexible Price has not been agreed by the Parties shall be the original Contract Price applicable to the Transaction.

                  EXHIBIT "A"
         PG&E ENERGY TRADING-GAS CORPORATION
         MASTER FIRM PURCHASE/SALE AGREEMENT

             NOTICE / COMMUNICATION / PAYMENT

TO COMPANY:
Notices/Correspondence:
P.O. Box 4791
Houston, Texas 77210-4791
Attn: Contract Administration
Telephone No.: 713-371-6000
Facsimile No.: 713-371-6309
Termination Notice Facsimile No.: 713-371-6309

Duns No.: 83-469-2394
Fed.  Tax I.D. No.: 94-3115649

Invoices:
P.O. Box 4791
Houston, Texas 77210-4791
Attn: Accounting
Facsimile No.: 713-371-6821

Payments:
Boston Safe Deposit & Trust
Medford, MA
For the account of PG&E Energy Trading-Gas Corporation
ABA No.: 01 1001234
Account No.: 101036
Confirmations:
Facsimile No.: 713-371-6309

Nominations:
Telephone No.: 713-371-6000
Facsimile No.: 713-371-6821

TO CUSTOMER:
Notices/Correspondence:
Post Office Box 13007
Roanoke,@ Virginia  24030
Attn: Michael Gagnet
Telephone No.:540-777-3838
Facsimile No.: 540-777-3957

Duns. No.: 00-794-1669
Fed. Tax I.D. No.:

Invoices:
Post Office Box 13007
Roanoke,  Virginia  24030
Attn:  Accounting

Payments:
Bank Name: First Union National Bank of Virginia
City & State:  Roanoke, VA
For the account of: ---------------------
-----------------------------------------
ABA No.: 0514-0054-9
Account No.:2001005287087

Confirmations:
Facsimile No.: 540-777-3957

Nominations:
Telephone No.:540-777-3838
Facsimile No.: 540-777-3957

                            TRANSACTION CONFIRMATION
                             FOR IMMEDIATE DELIVERY
                                                                       EXHIBIT B

                                               Date:

PG&E Energy Trading - Gas Corporation          Transaction Confirm No.:


This Transaction Confirmation is subject to the Master Contract between Seller and Buyer dated . The terms of this Transaction Confirmation are binding unless disputed in writing on or before the "Confirm Deadline" specified in the Master Contract. PG& E Energy Trading-Gas Corporation adopts the confirming letterhead as its signature on this Transaction Confirmation


Seller:                                       Buyer:



Attn:                                          Attn:
Phone:                                         Phone:
Fax:                                           Fax:
Contract No.:                                  Contract No.:

Pricing Terms:








Delivery Period: Begin:                          Delivery Point:
                 End:



Performance Obligation and Contract Quantity:

Firm (Fixed Quantity):                           Interruptible:
               MMBtus/day (DCQ)                            MMBtus/day

   [         ]    EFP

Special Conditions:

                            TRANSACTION CONFIRMATION                Exhibit B-1

PG&E Energy Trading - Gas Corporation            Date:         October 25, 1999

PG&E Energy Trading is not the same company as Pacific Gas and Electric Company, the utility; Transaction Confirm No.: ROANOKEGAS-P/S-01 PG&E Energy Trading is not regulated by the California Public Utilities Commission and you do not have to buy PG&E Energy Trading's products in order to continue to receive quality regulated services Trade Date: October 8, 1999 from the utility.
-------------------------------------------------------------------------------
Seller:                                          Buyer:
PG&E Energy Trading-Gas Corporation ("PG&E ET")  Roanoke Gas ("RGC")
1100 Louisiana, Suite 1000                       519 Kimball Avenue, N.E.
Houston, Texas 77002                             Roanoke, VA 24030
Attn:    Alan Ehlers                             Attn:       Mike Gagnet
Phone:   502-895-9404                            Phone:    540-777-3838
Fax:     502-896-0384                            Fax:        540-777-3957
-------------------------------------------------------------------------------
Pricing Terms:

Baseload Supply
RGC will be charged for the monthly baseload based upon an average of relevant (points) published prices in Inside F.E.R.C.'s Gas Market Report. The relevant points are based upon an average of RGC's current transportation entitlements. In effect, PG&E ET will supply an "Index Basket" of baseload supply at IFERC "Index Basket" flat.

Winter baseload deliveries will be priced according to the following rates:
--------------------------------------------------------------------------
Commodity Supply:     Weighted average of the following Indices
                      7.4% Inside F.E.R.C. Gas Market Report's FOM Tennessee Gas
                      Pipeline Co. - Texas (Zone 0) index
                      31.5% Inside F.E.R.C. Gas Market Report's FOM Tennessee
                      Gas Pipeline Co. - La. & Offshore (Zone 1) index
                      38.2% Inside F.E.R.C. Gas Market Report's FOM Columbia
                      Gulf Transmission Co. - Louisiana index
                      9.2% Gas Daily Monthly Contract Index for Columbia,
                      Mainline
                      13.7% Inside F.E.R.C. Gas Market Report's FOM Chicago
                      Citygate (Midwestern)
Variable Charges:     $.06425 Commodity Charges
                      5.0939% Fuel Retainage

Summer baseload deliveries will be priced according to the following rates:
--------------------------------------------------------------------------
Commodity Supply:     Same as Winter Commodity Supply (see above)
Variable Charges:     $.05849 Commodity Charges
                      4.78% Fuel Retainage

Deliveries TO Columbia Gas Storage will be priced according to the following
----------------------------------------------------------------------------
rates:
-----
Commodity Supply:     Weighted average of the following Indices
                      62.6% Inside F.E.R.C. Gas Market Report's FOM Columbia
                      Gulf Transmission Co. - Louisiana index
                      15.4% Gas Daily Monthly Contract index for Columbia,
                      Mainline
                      22% Inside F.E.R.C. Gas Market Report's FOM Tennessee Gas
                      Pipeline Co. - La. & Offshore (Zone 1) index
Variable Charges:     $.05987 Commodity Charges
                      5.6719% Fuel Retainage

Deliveries TO Tennesee Gas Storage will be priced according to the following
----------------------------------------------------------------------------
rates:
-----
Commodity Supply:     Weighted average of the following Indices
                      19% Inside F.E.R.C. Gas Market Report's FOM Tennessee Gas
                      Pipeline Co. - Texas (Zone 0) index
                      45.8% Inside F.E.R.C. Gas Market Report's FOM Tennessee
                      Gas Pipeline Co - La. & Offshore (Zone 1)index
                      35.2% Inside F.E.R.C. Gas Market Report's FOM Chicago
                      Citygate (Midwestern)
Variable Charges:     $.06233 Commodity Charges
                      1.5933% Fuel Retainage

Deliveries TO Virginia Gas Storage will be priced according to the following
----------------------------------------------------------------------------
rates:
-----
Commodity Supply:     Weighted average of the following Indices
                      19% Inside F.E.R.C. Gas Market Rcport's FOM Tennessee Gas
                      Pipeline Co. - Texas (Zone 0) index
                      45.8% Inside F.E.R.C. Gas Market Report's FOM Tennessee
                      Gas Pipeline Co - La. & Offshore (Zone 1) index
                      35.2% Inside F.E.R.C. Gas Market Report's FOM Chicago
                      Citygate (Midwestern)

Variable Charges:     $.07313 Commodity Charges
                      3.1481% Fuel Retainage

Further, the Contract Price shall be adjusted for any item(s) set forth under Special Conditions.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Pricing Terms (continued):

Swing Supply
PG&E ET will supply additional swing supply at the Midpoint of Gas Daily's - Daily Price Survey - Columbia, App. flat. The Gas Daily price billed to RGC will be dependent upon the day in which the additional supply is actually purchased by PG&E ET. In addition to the commodity price paid, RGC will also be responsible for the variable Deportation costs (commodity and fuel retainage rates) associated with the Columbia, App.
Supply.

PG&E ET will purchase excess baseload supply from RGC at the lower of the Midpoint of Gas Daily's - Daily Price Survey - Louisiana, Onshore -Columbia flat or IFERC Columbia Gulf Louisiana flat. The price paid to RGC will be based upon the day in which the additional supply is actually re-sold in the market by PG&E ET. PG&E ET will reimburse RGC for any variable transportation costs charged on the monthly baseload quantity which is sold back to PG&E ET under the aforementioned method.
-------------------------------------------------------------------------------
Delivery Period:  Begin: November 1, 1999  Delivery Point: Roanoke Gas citygate
                  End:   October 31, 2000
-------------------------------------------------------------------------------
Performance Obligation and Contract Quantity:
Full Requirements, not to exceed 74,531 MMBtus/day (DCQ)

Baseload Deliveries (Fixed Quantity):
Nov99 - 15,210 MMBtus/day                        May00 - 20,642 MMBtus/day
Dec99 - 23,441 MMBtus/day                        Jun00 - 17,534 MMBtus/day
Jan00 - 27,520 MMBtus/day                        Jul00 - 17,413 MMBtus/day
Feb00 - 22,026 MMBtus/day                        Aug00 - 17,561 MMBtus/day
Mar00 - 15,224 MMBtus/day                        Sep00 - 17,542 MMBtus/day
Apr00 - 27,233 MMBtus/day                        Oct00 - 24,392 MMBtus/day

Swing Deliveries/Purchases:
On any day in which the net natural gas requirements of RGC exceed the monthly baseload as determined by PG&E ET, PG&E ET will supply the necessary additional supply up to the Contract Quantity of 74,531 MMBtus/day.

On any day in which the net natural gas requirements of RGC are less than the monthly baseload established by PG&E ET, PG&E ET will purchase the excess baseload supply from RGC.
-------------------------------------------------------------------------------
Special Conditions:

Asset Release:            RGC will (i) appoint PG&E ET as its agent for
                          all of its storage capacity (see Exhibit A, First
                          Amendment) and (ii) release its transportation contracts to PG&E ET (see Exhibit C). To facilitate
                          RGC's release of its transportation contracts, PG&E ET will pay all pipeline demand charges, but will be subsequently reimbursed by RGC. At the expiration of the transaction, all storage assets will be returned to the control of RGC with inventory levels equal to those that existed on 10/31/99.

Supply Contracts:         RGC will sell all existing supply contracts
                          to PG&E ET. PG&E ET will reimburse RGC for their costs associated with this supply, exclusive of demand charges (see Exhibit D). RGC will pay all supply invoices.

Demand Payment:           Throughout the term of the deal, PG&E ET will pay a
                          monthly demand charge to RGC equal to $68,348.17.

Extension of Term:        PG&E ET will have the unilateral right to
                          extend the term of this transaction through October
                          31, 2001. Should PG&E wish to exercise this right, RGC must be notified prior to the close of business on February 29, 2000. Should the term of the transaction be extended and RGC so desire, PG&E ET will work in good faith to develop a plan which would provide for PG&E ET to take assignment of RGC's storage capacity and own RGC's storage gas until delivery of aforementioned storage gas to the RGC city-gate.

Storage Billing           RGC will be billed monthly for a ratable storage
                          withdrawal/injection. During the winter, the total daily withdrawals billed will be equal a citygate delivery of 14,853/day (9,947/day TCO/3,722/day
                          TGP/1,184/day Va. Gas). During the summer, the total daily injections billed equal to 10,550/day (7,065/day
                          TCO/2,644/day TGP 841/day Va. Gas).

Storage Costs:            In addition to the commodity and variable cost
                          charged to RGC for deliveries to storage facilities, RGC will also be charged for any variable charges associated with delivery into storage. RGC will not pay for the commodity when it is withdrawn from storage but will be responsible for the associated variable withdrawal charges.

Variable Charges          All variable charges associated with this
                          transaction are based upon the current commodity and fuel rates as presented in the applicable pipeline tariff. These rates will be adjusted to continuously reflect the most up to date tariff rates.

Non-Performance           Notwithstanding any other provisions in this
                          Transaction Confirmation, RGC shall have a unilateral right to terminate the Agreement between the parties as evidenced hereby, before March 31, 2000, upon 10 days' notice to ENERGY TRADING, for inadequate performance. "Inadequate performance" shall only mean ENERGY TRADING's failure to supply the firm citygate natural gas volumes to RGC, as contracted by the parties, unless ENERGY TRADING's performance is excused under the Master Firm Agreement

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Seller: PG&E Energy Trading-Gas Corporation  Buyer:        Roanoke Gas
        -----------------------------------        -----------------------------
By:                                          By:   s/John B. Williamson, III
        -----------------------------------        -----------------------------
Name/Title:                                  Name/Title: John Williamson / CEO
        -----------------------------------        -----------------------------
Date:                                        Date:                Oct. 27, 1999
        -----------------------------------        -----------------------------

-------------------------------------------------------------------------------

                                                                      EXHIBIT C


                          EXHIBIT C TO MASTER AGREEMENT


     Roanoke Gas Company - Commodity Pricing and Associated Variable Charges


*Winter baseload deliveries will be priced according to the following rates:

                                                           Winter Fuel  Winter Fuel Winter Fuel Cumulative   Commodity  Commodity
IFERC Location           Weighting                          pipeline 1  pipeline 2  pipeline 3  Winter Fuel  pipeline 1 pipeline 2
--------------           ----------                         ----------  ----------  ----------  ------------ ---------- -----------

Tennessee Gas-Texas (ZO) 7.4%   TGP ZO to ETN to RGC           2.790%      2.220%                 4.948%      $0.0691     $0.0108
Tennessee Gas-La. (Z1)   17.80% TGP Z1 to ETN to RGC           1.910%      2.220%                 4.088%      $0.0594     $0.0108
Tennessee Gas-La. (Z1)   13.70% TGP Z1 to TCO to RGC           4.990%      2.116%                 7.000%      $0.0895     $0.0229
Columbia Gulf-La.        38.20% CGT FTS2 to FTS1 to TCO to RGC 0.590%      2.988%    2.116%       5.601%      $0.0039     $0.0192
Columbia Mainline*       9.20%  CGT FTS1 to TCO to RGC         2.988%      2.116%                 5.041%      $0.0192     $0.0229
Midwester**              13.70% MGT to TGP Z1 to ETN to RGC    0.500%      0.500%    2.220%       3.195%      $0.0031     $0.0594

                                                                                                  5.0939%   Fuel

Commodity    Total
pipeline 3   Commodity
----------   ---------

               $0.0799
               $0.0702
               $0.1124
$0.0229        $0.0460
               $0.0421
$0.0108        $0.0733

               $0.06529 Commodity

*(GD - Monthly Contract Index)*
**Midwestern Index = IFERC Chicago    Winter Index Basket - Variable Charges
------------------------------------------------------------------------------

*Summer baseload deliveries to the citygate will be priced according to the following rates:

                                                          Summer Fuel Summer Fuel Summer Fuel  Cumulative   Commodity   Commodity
IFERC Location           Weighting                         pipeline 1  pipeline 2  pipeline 3  Summer Fuel  pipeline 1  pipeline 2
--------------           ----------                        ----------  ----------  ----------  -----------  ----------  -----------

Tennessee Gas-Texas (ZO)  7.40%  TGP ZO to ETN to RGC           2.440%    1.580%                   3.981%     $0.0691    $0.0108
Tennessee Gas-La.(Z1)     17.80% TGP Z1 to ETN to RGC           1.700%    1.580%                   3.253%     $0.0594    $0.0108
Tennessee Gas-La.(Z1)     13.70% TGP Z1 to TCO to RGC           4.290%    2.116%                   6.315%     $0.0895    $0.0229
Columbia Gulf-La.         38.20% CGT FTS2 to FTS1 to TCO to RGC 0.590%    2.988%      2.116%       5.601%     $0.0039    $0.0192
Columbia Mainline*        9.20%  CGT FTS1 to TCO to RGC         2.988%    2.116%                   5.041%     $0.0192    $0.0229
Midwester**               13.70% MGT to TGP Z1 to ETN to RGC    0.500%    0.500%      2.220%       3.195%     $0.0031    $0.0594

                                                                                                   4.7800%   Fuel

Commodity       Total
pipeline 3     Commodity
----------     ---------
                $0.0799
                $0.0702
                $0.1124
$0.0229         $0.0460
                $0.0421
$0.0108         $0.0733

                $0.06529 Commodity

                Summer Index Basket - Variable Charges
-----------------------------------------------------------------------------

* The commodity price of storage injections will be based upon the following rates:

1) Virginia Gas Storage

                                                               Fuel        Fuel        Fuel       Cumulative   Commodity  Commodity
IFERC Location           Weighting                           pipeline 1  pipeline 2  pipeline 3  Summer Fuel   pipeline 1 pipeline 2
--------------           ----------                          ----------  ----------  ----------  ------------  ---------- ----------

Tennessee Gas-Texas (ZO) 19.00% TGP ZO to ETN to Va. Gas         2.440%    1.580%                    3.981%    $0.0691     $0.0108
Tennessee Gas-La. (Z1)   45.80% TGP Z1 to ETN to Va. Gas         1.700%    1.580%                    3.253%    $0.0594     $0.0108
Midwester**              35.20% MGT to TGP Z1 to ETN to Va .Gas  0.500%    0.500%      1.580%        2.562%    $0.0031     $0.0594

                                                                                                     3.1481% Fuel

Commodity        Total
pipeline 3      Commodity
----------      ---------
                $0.0799
                $0.0702
$0.0108         $0.0733

                $0.07313 Commodity

           Variable Charges to Storage
           (Variable charges into Storage will be based on actual Storage Service injected to)


2)Tennessee Storage

                                                      Summer Fuel Summer Fuel  Cumulative   Commodity   Commodity     Total
IFERC Location          Weighting                     pipeline 1   pipeline 1  Summer Fuel  pipeline 1  pipeline 2   Commodity
--------------          ----------                    ----------   ----------  -----------  ----------  -----------  ---------
Tennessee Gas-Texas (ZO 19.00% TGP ZO to TGP FS         2.440%                   2.440%      $0.0691                  $0.0691
Tennessee Gas-La. (Z1)  45.80% TGP Z1 to TGP FS         1.700%                   1.700%      $0.0594                  $0.0594
Midwester**             35.20% MGT to TGP Z1 to TGP FS  0.500%       0.500%      0.997%      $0.0031      $0.0594     $0.0625

             Variable Charges to Storage                                          1.5933%   Fuel                  $0.06233 Commodity
             (Variable charges into Storage will be based on actual Storage Service injected to)

3) Columbia Gas Storage

                                                                   Fuel         Fuel       Fuel      Cumulative   Commodity
IFERC Location       Weighting                                   pipeline 1  pipeline 2  pipeline 3  Summer Fuel  pipeline 1
--------------       ----------                                  ----------  ----------  ----------  ------------ ----------
Columbia Gulf-La.      62.60%  CGT FTS2 to FTS1 to TCO to TCO FSS  0.590%      2.988%     2.116%        5.601%     $0.0039
Columbia Mainline*     15.40%  CGT FTS1 to TCO to TCO FSS          2.988%      2.116%                   5.041%     $0.0192
Tennessee Gas-La. (Z1) 22.00%  TGP Z1 to TCO to TCO FSS            4.290%      2.116%                   6.315%     $0.0895

                                                                                                        5.6719%    Fuel

Commodity      Commodity        Total
pipeline 2     pipeline 3     Commodity
-----------    ----------     ---------
$0.0192         $0.0229         $0.0460
$0.0229                         $0.0412
$0.0229                         $0.1124

                              $0.05987  Commodity

                Variable Charges to Storage
                (Variable charges into Storage will be based on actual Storage Service injected to)

                                                                      EXHIBIT D


                      EXHIBIT D TO TRANSACTION CONFIRMATION

Roanoke - Capacity Detail
-------------------------

  Pipeline      Type    Contract #  Recpt. No   Recpt. Name     Receipt Vol  Delivery No  Delivery Name   Delivery Volume
  --------      -----   ----------  ---------   -----------     -----------  -----------  -------------   ---------------

  Tennessee       FT      26446       011353     Eugene I 322       5000
                                                                               020001      Broad Run TCO       5000

  Tennessee       FT      24376       012447     MGT                5293
                                                                               020289      ETN                 5293

  Tennessee       FT       5487       010031     Union-E Tx Deh      708
                                      010706     Mobil E Cam 64     1624
                                      011119     Chevron-S Mar      1660
                                      011970     Amoco El 224a      1835
                                      012197     Tejas- King Ran    2000
                                      070017     Bear Ck             310
                                      070020     Portland           1189
                                                                               020289      ETN

   Midwestern     FT      24377       017025     Nor. Border        5293
                                                                               027086      TGP                 5293

   East Tennessee FT       4267       753101     TGP                9226
                                      759009     Va Gas Sto          857
                                                                               759004      Clearbrook          5974
                                                                               759105      CS                  55
                                                                               759110      Elliston            129
                                                                               759003      Salem               3925

   East Tennessee FT      24724       753101     TGP               5150
                                                                               759004      Clearbrook          5150

   Columbia Gulf  FTS-2   40432         4041     Dominion           750
                                        4046     PG & E -Lake      3998
                                         433     CGT -Egan A       1750
                                         512     Badger- Lak        750
                                         646     Apache-Lak         750
                                         701     Santa Fe -L       3000
                                         706     Santa Fe -L       3000
                                                                              2700010      CGT-Rayne           13998
   Columbia Gulf  FTS-1   38026      2700010     CGT-Rayne        17349
                                                                                  801      Tco-Leach           17349

   Columbia       FTS     38098          A02     Flat Top          8550
                                          B9     Broad Run         5000
                                         801     Tco-Leach         9959
                                                                                   62      RGC                 23509

   Columbia       FTS     57449           B4     Kenova            3425
                                                                                   62      RGC                  3425

   Columbia       NTS     57449          801     Tco-Leach         7000
                                                                                   62      RGC                  7000

   Columbia       SST     38085         STOW     Storage With     19475
                                                                                   62      RGC                 19475

   Columbia       SST     50420         STOW     Storage With      5889
                                                                                   62      RGC                  5889


                                                                                                EXHIBIT E

                          EXHIBIT E TO MASTER AGREEMENT

Supply Contracts
Roanoke, Natural Gas

Supplier  Receipt                  Term               Max Volume  Min Volume                         Commodity   Demand
          Pipeline  Point          Start    End       Dth/day     Dth/day   Index                       Price      Chg   Optionality
          --------  -----          -----    ---       -------     -------   -----                       ------     ---   -----------
Engage    Cgt       On Pool        11/1/97  10/31/00   3,000      3,000     IFGMR FOM, CGT LA           1+.01                 NO
Engage    Cgt       On Pool        12/1/96  11/30/99   1,500      1,500     IFGMR FOM, CGT LA           1+.0125               NO
Coral     Cgt orTg  On or 500 Pool 11/1/98  10/31/01   1,500      1,500     IFGMR FOM, CGT LA or TGP Z1 1+.0075               YES
Cabot     Tco       Bradley/Tanner 12/1/97  11/30/00   4,400          0     IFGMR FOM, TCO Appl         1+.035                YES
CES       Tco       A02            12/1/98  11/30/01   4,400          0     IFGMR FOM, TCO Appl         Flat      0.015       YES
Engage   Tgp        500 Pool       12/1/97  11/30/00   2,000      2,000     IFGMR FOM, TGP Z1           1+.01


                                              16,800   8,000


Notification                   Contact         Phone           Notes
------------                   -------         -----           -----
NA                                                            baseload
NA                                                            baseload
4 days prior to NYMEX close    Rich Gradler    713-371-5845   baseload
6 bus. days prior to month end Robert Williams 304-347-1656   must take CGT thru 3/31/00, then our option
5 bus. days prior to month end Brian Spack     713-693-2555   monthly swing
NA                                                            monthly swing
                                                              baseload
                                                              baseload